Exhibit 99.1

October 26, 2023
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
                                                                          Media Contact:  Janet Kavinoky (205) 298-3220
VULCAN REPORTS THIRD QUARTER 2023 RESULTS
Sales and Operating Execution Drives Strong Earnings Growth
Margin Expansion in all Product Lines
Birmingham, Alabama – October 26, 2023 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended September 30, 2023.
Financial Highlights Include:
	Third Quarter		Year-to-Date		Trailing-Twelve Months
Amounts in millions, except per unit data	2023	2022	2023	2022	2023	2022
Total revenues	$2,186	$2,088	$5,948	$5,583	$7,680	$7,190
Gross profit	$591	$493	$1,476	$1,208	$1,826	$1,560
Selling, Administrative and General (SAG)	$144	$135	$400	$389	$527	$513
As % of Total revenues	6.6%	6.5%	6.7%	7.0%	6.9%	7.1%
Net earnings attributable to Vulcan	$276	$177	$706	$456	$825	$594
Adjusted EBITDA	$602	$507	$1,535	$1,251	$1,910	$1,634
Earnings attributable to Vulcan from continuing operations per diluted share	$2.09	$1.33	$5.34	$3.54	$6.25	$4.58
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$2.29	$1.78	$5.54	$4.03	$6.62	$5.28
Aggregates segment
Shipments (tons)	63.9	65.4	179.0	182.2	233.2	239.9
Freight-adjusted sales price per ton	$19.29	$16.79	$18.90	$16.23	$18.45	$15.91
Gross profit	$508	$436	$1,310	$1,081	$1,637	$1,407
Gross profit per ton	$7.95	$6.67	$7.32	$5.94	$7.02	$5.87
Cash gross profit	$634	$550	$1,667	$1,406	$2,111	$1,834
Cash gross profit per ton	$9.92	$8.41	$9.31	$7.72	$9.05	$7.64

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, said, “Through the first nine months of 2023, Adjusted EBITDA has improved 23 percent over the prior year, and margin has expanded 340 basis points.  Aggregates cash gross profit per ton has improved 21 percent and now exceeds $9 per ton.  These strong results demonstrate the compounding benefits of our strategic disciplines and the durability of our aggregates-led business.  We remain focused on finishing the year strong and carrying solid momentum into next year.  As a result, we now expect our full-year Adjusted EBITDA to be $1.95 to $2.00 billion for 2023.”

October 26, 2023
FOR IMMEDIATE RELEASE
Segment Results
Aggregates
In the third quarter, segment gross profit increased 17 percent to $508 million ($7.95 per ton), and gross profit margin expanded 200 basis points.  Cash gross profit per ton improved 18 percent to $9.92 per ton.  These improvements resulted from continued pricing momentum and solid operational execution.
Aggregates shipments decreased 2 percent as compared to the prior year’s third quarter.  Shipment growth in certain Southeastern markets continued to benefit from healthy industrial project activity, which dampened the impact of weakness in residential demand.
Price growth in the third quarter was consistently strong with all markets realizing year-over-year improvement.  Freight-adjusted selling prices increased 15 percent, or $2.50 per ton, as compared to the prior year, more than offsetting a 12 percent increase in freight-adjusted unit cash cost of sales.  On a sequential basis, freight-adjusted selling prices continued to improve, reflecting momentum from mid-year price increases, price growth realized on backlogged projects, and the added benefit of positive geographic mix (approximately 200 basis points).
The favorable pricing environment coupled with strong operational execution has led to consistent improvement in unit profitability through the first nine months.  On a year-to-date basis, cash gross profit per ton has improved 21 percent to $9.31 per ton.  Gross profit margin has expanded year over year in each quarter and has improved 220 basis points year-to-date.
Asphalt, Concrete and Calcium
Asphalt segment gross profit was $56 million, an increase of $26 million over the prior year’s third quarter, and gross profit margin expanded 660 basis points.  Cash gross profit was $65 million versus $38 million in the prior year.  Shipments increased 11 percent with growth widespread across the Company’s footprint.  Modest price growth and lower liquid asphalt costs also contributed to the year-over-year improvement in earnings.
Concrete segment gross profit was $26 million, and gross profit margin expanded 120 basis points.  Cash gross profit was $47 million, versus $48 million in the prior year which included earnings from the Company’s divested operations in New York, New Jersey and Pennsylvania.  Unit gross profit improved 34 percent, or $3.11 per cubic yard, despite lower shipments.  Shipments in the third quarter were impacted by the divestiture and the timing of large projects in the prior year.  Pricing increased 11 percent.
Calcium segment gross profit approximated the prior year’s third quarter.
Selling, Administrative and General (SAG) and Other Income/(Expense)
SAG expense in the quarter was $144 million, or 6.6 percent of total revenues.  Trailing-twelve months SAG expense was 6.9 percent of total revenues, 20 basis points lower than the prior year.
We are currently finalizing an agreement for the disposition of our concrete assets in Texas, subject to obtaining regulatory approvals and the satisfaction of other customary closing conditions.  As a result, these assets were classified as held for sale during the quarter and resulted in a pre-tax charge of $28 million ($21 million after-tax).

October 26, 2023
FOR IMMEDIATE RELEASE
Financial Position, Liquidity and Capital Allocation
Capital expenditures for maintenance and growth projects were $141 million in the third quarter and $411 million through the first nine months.  The Company expects to spend $600 to $650 million for maintenance and growth projects in 2023.
Additionally, as planned the Company began deploying capital for opportunistic land purchases of strategic reserves in California, North Carolina and Texas during the third quarter; expenditures in the quarter were $173 million.  The Company returned $57 million to shareholders through dividends, a 7 percent increase versus the prior year’s third quarter.
On September 30, 2023, the ratio of total debt to trailing-twelve months Adjusted EBITDA was 2.0 times (1.8 times on a net debt basis).  On a trailing-twelve months basis, return on average invested capital was 15.4 percent, a 180 basis points improvement over the prior year.
Outlook
Regarding the Company’s outlook for the remainder of 2023, Mr. Hill said, “We continue to execute at a high level and successfully navigate the twists and turns of the broader macro economy.  Regardless of the macro environment, aggregates can be a price-cost winner in all parts of the cycle.  Our year-to-date unit profitability growth of more than 20 percent demonstrates the durability of our business.  Aggregates shipments continue to trend towards the upper end of full-year expectations, supported by industrial-related nonresidential projects in key markets and IIJA-related construction activity.  As a result, we expect full-year Adjusted EBITDA of $1.95 to $2.00 billion, a 21 percent improvement at the midpoint.”
Mr. Hill continued, “We expect 2024 to be another year of earnings growth and strong cash generation.  Geographic footprint is important, from both a diversification and growth standpoint, and ours is unmatched.  Leading indicators remain supportive of continued growth in public construction activity, and we are well positioned in high growth markets where the need is greatest.  On the private side, recovery in single-family construction activity and healthy shipment levels to large industrial-related projects, particularly manufacturing, will help partially offset continued softness in multi-family construction as well as other categories of nonresidential.  The overall pricing environment remains positive, and we carry good momentum into 2024.
We have a durable business model with strong fundamentals through economic cycles.  We are positioned in geographic markets that will continue to outperform other parts of the country, and our continued execution on our operating and commercial disciplines will lead to another year of earnings growth in 2024.”
Conference Call
Vulcan will host a conference call at 10:00 a.m. CT on October 26, 2023.  A webcast will be available via the Company’s website at www.vulcanmaterials.com.  Investors and other interested parties may access the teleconference live by calling 800-343-4849, or 203-518-9814 if outside the U.S.  The conference ID is 4363477.  The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

October 26, 2023
FOR IMMEDIATE RELEASE
About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.
Non-GAAP Financial Measures
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected Adjusted EBITDA as included in Appendix 2 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
FORWARD-LOOKING STATEMENT DISCLAIMER
This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.
Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements.  The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; domestic and global political, economic or diplomatic developments; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; the risks of open pit and underground mining; expectations relating to environmental, social and governance considerations; claims that our products do not meet regulatory requirements or contractual specifications; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC.  All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.
Source: Vulcan Materials Company

Table A

Vulcan Materials Company
and Subsidiary Companies

(in millions, except per share data)
Consolidated Statements of Earnings	Three Months Ended September 30		Nine Months Ended September 30
(Condensed and unaudited)	2023	2022	2023	2022

Total revenues	$2,185.8	$2,088.3	$5,947.6	$5,583.3
Cost of revenues	(1,594.8)	(1,595.4)	(4,471.3)	(4,375.5)
Gross profit	591.0	492.9	1,476.3	1,207.8

Selling, administrative and general expenses	(143.9)	(135.3)	(400.4)	(388.7)
Gain on sale of property, plant & equipment and businesses	4.3	23.8	22.8	28.4
Loss on impairments	(28.3)	(67.8)	(28.3)	(67.8)
Other operating expense, net	(4.2)	(8.2)	(13.1)	(19.8)
Operating earnings	418.9	305.4	1,057.3	759.9
Other nonoperating income (expense), net	(6.4)	1.3	(5.3)	(1.7)
Interest expense, net	(46.6)	(46.1)	(142.2)	(120.8)
Earnings from continuing operations before income taxes	365.9	260.6	909.8	637.4
Income tax expense	(85.8)	(82.3)	(194.4)	(164.6)
Earnings from continuing operations	280.1	178.3	715.4	472.8
Loss on discontinued operations, net of tax	(2.8)	(1.2)	(8.6)	(16.1)
Net earnings	277.3	177.1	706.8	456.7
Earnings attributable to noncontrolling interest	(0.8)	0.0	(1.0)	(0.5)
Net earnings attributable to Vulcan	$276.5	$177.1	$705.8	$456.2

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$2.10	$1.34	$5.37	$3.55
Discontinued operations	$(0.02)	$(0.01)	$(0.07)	$(0.12)
Net earnings	$2.08	$1.33	$5.30	$3.43

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$2.09	$1.33	$5.34	$3.54
Discontinued operations	$(0.02)	$0.00	$(0.06)	$(0.12)
Net earnings	$2.07	$1.33	$5.28	$3.42

Weighted-average common shares outstanding
Basic	133.0	133.0	133.1	133.0
Assuming dilution	133.7	133.6	133.7	133.6
Effective tax rate from continuing operations	23.4%	31.6%	21.4%	25.8%

Table B

Vulcan Materials Company
and Subsidiary Companies

			(in millions)
Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2023	2022	2022
Assets
Cash and cash equivalents	$340.0	$161.4	$122.4
Restricted cash	5.0	0.1	24.5
Accounts and notes receivable
Accounts and notes receivable, gross	1,199.2	1,056.2	1,223.6
Allowance for credit losses	(14.7)	(10.9)	(11.0)
Accounts and notes receivable, net	1,184.5	1,045.3	1,212.6
Inventories
Finished products	448.1	439.3	403.3
Raw materials	50.5	63.4	64.9
Products in process	8.6	6.0	5.6
Operating supplies and other	63.4	70.6	68.2
Inventories	570.6	579.3	542.0
Other current assets	106.0	115.9	140.8
Assets held for sale	495.1	0.0	291.1
Total current assets	2,701.2	1,902.0	2,333.4
Investments and long-term receivables	31.2	31.8	33.1
Property, plant & equipment
Property, plant & equipment, cost	11,610.4	11,306.4	11,133.6
Allowances for depreciation, depletion & amortization	(5,498.4)	(5,255.1)	(5,148.3)
Property, plant & equipment, net	6,112.0	6,051.3	5,985.3
Operating lease right-of-use assets, net	521.5	572.6	574.2
Goodwill	3,531.7	3,689.6	3,704.5
Other intangible assets, net	1,471.8	1,702.1	1,708.3
Other noncurrent assets	251.1	285.2	277.0
Total assets	$14,620.5	$14,234.6	$14,615.8
Liabilities
Current maturities of long-term debt	0.5	0.5	0.5
Short-term debt	0.0	100.0	312.0
Trade payables and accruals	412.8	454.5	484.2
Other current liabilities	440.8	401.6	454.7
Liabilities of assets held for sale	10.1	0.0	111.1
Total current liabilities	864.2	956.6	1,362.5
Long-term debt	3,874.3	3,875.2	3,874.2
Deferred income taxes, net	1,068.3	1,072.8	1,073.0
Deferred revenue	147.4	159.8	161.7
Noncurrent operating lease liabilities	516.0	548.4	549.8
Other noncurrent liabilities	685.1	669.6	715.7
Total liabilities	$7,155.3	$7,282.4	$7,736.9
Equity
Common stock, $1 par value	132.9	132.9	132.9
Capital in excess of par value	2,862.4	2,839.0	2,826.9
Retained earnings	4,595.0	4,111.4	4,045.3
Accumulated other comprehensive loss	(149.7)	(154.7)	(149.4)
Total shareholder's equity	7,440.6	6,928.6	6,855.7
Noncontrolling interest	24.6	23.6	23.2
Total equity	$7,465.2	$6,952.2	$6,878.9
Total liabilities and equity	$14,620.5	$14,234.6	$14,615.8

Table C

Vulcan Materials Company
and Subsidiary Companies

		(in millions)
		Nine Months Ended
Consolidated Statements of Cash Flows		September 30
(Condensed and unaudited)	2023	2022
Operating Activities
Net earnings	$706.8	$456.7
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	464.4	435.0
Noncash operating lease expense	40.7	46.6
Net gain on sale of property, plant & equipment and businesses	(22.8)	(28.4)
Loss on impairments	28.3	67.8
Contributions to pension plans	(5.6)	(5.8)
Share-based compensation expense	43.5	27.9
Deferred tax provision (benefit)	(6.0)	35.4
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(206.0)	(295.5)
Other, net	11.9	8.6
Net cash provided by operating activities	$1,055.2	$748.3
Investing Activities
Purchases of property, plant & equipment	(666.3)	(450.4)
Proceeds from sale of property, plant & equipment	26.2	37.8
Proceeds from sale of businesses	130.0	0.0
Payment for businesses acquired, net of acquired cash and adjustments	0.9	(528.0)
Other, net	0.0	(0.1)
Net cash used for investing activities	$(509.2)	$(940.7)
Financing Activities
Proceeds from short-term debt	166.1	1,288.2
Payment of short-term debt	(266.1)	(976.2)
Payment of current maturities and long-term debt	(550.5)	(557.6)
Proceeds from issuance of long-term debt	550.0	550.0
Debt issuance and exchange costs	(3.4)	(2.9)
Payment of finance leases	(17.2)	(27.0)
Purchases of common stock	(49.9)	0.0
Dividends paid	(171.6)	(159.5)
Share-based compensation, shares withheld for taxes	(19.9)	(17.4)
Other, net	0.0	0.2
Net cash provided by (used for) financing activities	$(362.5)	$97.8
Net increase (decrease) in cash and cash equivalents and restricted cash	183.5	(94.6)
Cash and cash equivalents and restricted cash at beginning of year	161.5	241.5
Cash and cash equivalents and restricted cash at end of period	$345.0	$146.9

Table D

Segment Financial Data and Unit Shipments

(in millions, except per unit data)
	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Total Revenues
Aggregates [1]	$1,626.1	$1,490.5	$4,498.9	$4,013.5
Asphalt [2]	347.2	310.2	854.3	752.1
Concrete	364.6	450.5	993.3	1,233.4
Calcium	2.3	2.1	7.0	5.4
Segment sales	$2,340.2	$2,253.3	$6,353.5	$6,004.4
Aggregates intersegment sales	(154.4)	(165.0)	(405.9)	(421.1)
Total revenues	$2,185.8	$2,088.3	$5,947.6	$5,583.3
Gross Profit
Aggregates	$508.4	$436.1	$1,309.8	$1,081.3
Asphalt	55.9	29.5	113.3	40.2
Concrete	26.0	26.5	50.7	84.7
Calcium	0.7	0.8	2.5	1.6
Total	$591.0	$492.9	$1,476.3	$1,207.8
Depreciation, Depletion, Accretion and Amortization
Aggregates	$125.6	$113.5	$357.4	$324.4
Asphalt	8.8	8.9	26.7	26.0
Concrete	20.5	21.7	60.4	63.5
Calcium	0.0	0.0	0.1	0.1
Other	6.2	6.9	19.8	21.0
Total	$161.1	$151.0	$464.4	$435.0
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$1,233.5	$1,097.2	$3,383.8	$2,956.5
Aggregates - tons	63.9	65.4	179.0	182.2
Freight-adjusted sales price [4]	$19.29	$16.79	$18.90	$16.23

Other Products
Asphalt Mix - tons	4.0	3.6	10.1	9.4
Asphalt Mix - sales price [5]	$76.22	$74.80	$75.37	$70.17

Ready-mixed concrete - cubic yards	2.1	2.9	6.0	8.3
Ready-mixed concrete - sales price [5]	$169.98	$153.54	$165.27	$148.95

[1]
Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]
Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.
[5]	Sales price is calculated by dividing revenues generated from the shipment of product (excluding service revenues generated by the segments) by total units of the product shipped.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in millions, except per ton data)
		Three Months Ended September 30		Nine Months Ended September 30		Trailing Twelve Months Ended September 30

		2023	2022	2023	2022	2023	2022
Aggregates segment
Segment sales		$1,626.1	$1,490.5	$4,498.9	$4,013.5	$5,758.2	$5,165.8
Less:	Freight & delivery revenues [1]	366.3	364.6	1,040.8	972.9	1,359.1	1,239.7
	Other revenues	26.3	28.7	74.3	84.1	96.6	108.7
Freight-adjusted revenues		$1,233.5	$1,097.2	$3,383.8	$2,956.5	$4,302.5	$3,817.4
Unit shipments - tons		63.9	65.4	179.0	182.2	233.2	239.9
Freight-adjusted sales price		$19.29	$16.79	$18.90	$16.23	$18.45	$15.91

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Cash gross profit," and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit. Segment cash gross profit per unit is computed by dividing segment cash gross profit by units shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Cash Gross Profit

(in millions, except per ton data)
	Three Months Ended September 30		Nine Months Ended September 30		Trailing Twelve Months Ended September 30

	2023	2022	2023	2022	2023	2022
Aggregates segment
Gross profit	$508.4	$436.1	$1,309.8	$1,081.3	$1,636.9	$1,407.2
Depreciation, depletion, accretion and amortization	125.6	113.5	357.4	324.4	474.2	426.3
Aggregates segment cash gross profit	$634.0	$549.6	$1,667.2	$1,405.7	$2,111.1	$1,833.5
Unit shipments - tons	63.9	65.4	179.0	182.2	233.2	239.9
Aggregates segment gross profit per ton	$7.95	$6.67	$7.32	$5.94	$7.02	$5.87
Aggregates segment cash gross profit per ton	$9.92	$8.41	$9.31	$7.72	$9.05	$7.64
Asphalt segment
Gross profit	$55.9	$29.5	$113.3	$40.2	$130.4	$43.8
Depreciation, depletion, accretion and amortization	8.8	8.9	26.7	26.0	35.8	34.9
Asphalt segment cash gross profit	$64.7	$38.4	$140.0	$66.2	$166.2	$78.7
Concrete segment
Gross profit	$26.0	$26.5	$50.7	$84.7	$55.3	$106.6
Depreciation, depletion, accretion and amortization	20.5	21.7	60.4	63.5	80.0	88.4
Concrete segment cash gross profit	$46.5	$48.2	$111.1	$148.2	$135.3	$195.0

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

						(in millions)
	Three Months Ended September 30		Nine Months Ended September 30		Trailing Twelve Months Ended September 30

	2023	2022	2023	2022	2023	2022
Net earnings attributable to Vulcan	$276.5	$177.1	$705.8	$456.2	$825.1	$594.2
Income tax expense, including discontinued operations	84.8	81.8	191.3	159.0	218.8	189.3
Interest expense, net	46.6	46.1	142.2	120.8	189.8	156.9
Depreciation, depletion, accretion and amortization	161.1	151.0	464.4	435.0	616.9	577.0
EBITDA	$569.0	$456.0	$1,503.8	$1,171.0	$1,850.7	$1,517.3
Loss on discontinued operations	$3.8	$1.6	$11.7	$21.7	$15.1	$22.5
Gain (loss) on sale of real estate and businesses, net	0.0	(23.5)	(15.2)	(23.5)	2.2	(23.5)
Charges associated with divested operations	0.0	0.4	4.7	1.0	7.4	1.5
Acquisition related charges [1]	1.2	4.7	2.0	13.0	6.1	32.9
COVID-19 direct incremental costs	0.0	0.0	0.0	0.0	0.0	3.7
Pension settlement charge	0.0	0.0	0.0	0.0	0.0	12.1
Loss on impairments	28.3	67.8	28.3	67.8	28.3	67.8
Adjusted EBITDA	$602.2	$507.0	$1,535.1	$1,251.0	$1,909.8	$1,634.3

1 Represents charges associated with acquisitions requiring clearance under federal antitrust laws. Cost for trailing-twelve months ended September 30, 2022 include U.S. Concrete acquisition related expenses of $0.5 million, the cost impact of purchase accounting inventory valuations of $11.8 million and change in control severance and retention charges of $13.5 million.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended September 30		Nine Months Ended September 30		Trailing Twelve Months Ended September 30

	2023	2022	2023	2022	2023	2022
Net earnings attributable to Vulcan	$2.07	$1.33	$5.28	$3.42	$6.17	$4.45
Items included in Adjusted EBITDA above, net of tax	0.18	0.38	0.17	0.54	0.33	0.76
NOL carryforward valuation allowance	0.04	0.07	0.09	0.07	0.12	0.07
Adjusted diluted EPS attributable to Vulcan from
continuing operations	$2.29	$1.78	$5.54	$4.03	$6.62	$5.28

Projected Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2023 Projected Adjusted EBITDA

(in millions)
Mid-point
Net earnings attributable to Vulcan	$890
Income tax expense, including discontinued operations	250
Interest expense, net of interest income	195
Depreciation, depletion, accretion and amortization	610
Projected EBITDA	$1,945
Items included in Adjusted Diluted EPS above	$30
Projected Adjusted EBITDA	$1,975

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected Adjusted EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

			(in millions)
			September 30
	2023		2022
Debt
Current maturities of long-term debt	$0.5		$0.5
Short-term debt	0.0		312.0
Long-term debt	3,874.3		3,874.2
Total debt	$3,874.8		$4,186.7
Less: Cash and cash equivalents and restricted cash	345.0		146.9
Net debt	$3,529.8		$4,039.8
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,909.8		$1,634.3
Total debt to TTM Adjusted EBITDA	2.0	x	2.6	x
Net debt to TTM Adjusted EBITDA	1.8	x	2.5	x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital

(dollars in millions)
Trailing Twelve Months Ended
	September 30	September 30
	2023	2022
Adjusted EBITDA	$1,909.8	$1,634.3
Average invested capital
Property, plant & equipment, net	$6,059.8	$5,716.4
Goodwill	3,661.0	3,705.5
Other intangible assets	1,642.9	1,761.0
Fixed and intangible assets	$11,363.7	$11,182.9

Current assets	$2,154.6	$1,855.3
Less: Cash and cash equivalents	192.3	156.3
Less: Current tax	41.7	49.3
Adjusted current assets	1,920.6	1,649.7

Current liabilities	946.7	945.7
Less: Current maturities of long-term debt	0.5	4.5
Less: Short-term debt	82.4	117.6
Adjusted current liabilities	863.8	823.6
Adjusted net working capital	$1,056.8	$826.1

Average invested capital	$12,420.5	$12,009.0

Return on invested capital	15.4%	13.6%